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               FIRST UNION TO ACQUIRE HOME FINANCIAL CORPORATION


     JACKSONVILLE, Fla., June 17 -- First Union Corporation (NYSE: FTU) has entered into a definitive agreement to acquire Home Financial Corporation (Nasdaq: HOFL) and its principal subsidiary, Home Savings Bank,
FSB. Home Savings, with headquarters in Hollywood, Florida, operates 8 offices in Broward, Dade and Highlands counties and has approximately $1.2 billion in assets, as of March 31, 1996.

     Under terms of the agreement, First Union will exchange 0.2233 shares of its common stock for each share of Home Financial Corporation common stock, subject to adjustment under certain circumstances. Based on First Union's closing stock price on June 14, 1996, of $60 per share and an exchange ratio of 0.2233, the transaction would be valued at $336 million or $13.40 per share of Home Financial common stock. Based on the average closing price of First Union common stock for the 20 trading days ended June 14, 1996, the transaction would be valued at $13.91 per share of Home Financial common stock.

     The transaction will be accounted for as a purchase and is expected to close during the fourth quarter of 1996, subject to Home Financial shareholder approval, regulatory approvals and various other conditions of closing. First Union plans to purchase in the open market the number of First Union shares to be issued in the transaction. The acquisition is expected to be accretive to First Union's 1997 earnings.

     The 0.2233 exchange ratio is subject to possible upward or downward adjustment based on the amount of proceeds from the sale of certain assets of a subsidiary of Home Financial in relation to the book value of such assets.

     "The Home Savings acquisition is not only financially attractive to First Union but also allows us to offer a wide array of financial services including sophisticated trust and investment products to Home Savings customers," said Byron E. Hodnett, Chief Executive Officer of First Union National Bank of Florida. "One of the strengths of First Union is our ability to provide a seamless transition for acquired financial institutions while maintaining quality service to our new customers."

     Thomas M. Wohl, President and Chief Executive Officer of Home Financial Corporation stated, "We are very proud of our success over the past 40 years in building Home Savings Bank into the leading community bank it is today. As we face an increasingly competitive banking environment, we are confident that this affiliation with First Union will benefit our customers, employees and shareholders."

     Home Financial will pay its currently declared dividend as scheduled on July 12, 1996, but will not pay further dividends on its common stock, pending consummation of the transaction.

     Jacksonville-based First Union National Bank of Florida is a subsidiary of First Union Corporation, the nation's sixth largest bank holding company based on assets of approximately $131 billion as of March 31, 1996. First Union operates full-service financial offices in 12 states along the Eastern seaboard and the District of Columbia.